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Exhibit 99.(a)(1)(F)

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

If you previously elected to reject Isis Pharmaceuticals, Inc. ("Isis") Offer to Exchange, and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and return both to Linda Powell at Isis before 12:00 a.m., Pacific Daylight Time, on Thursday, May 8, 2003, unless the Offer is extended. This Notice of Change in Election may be sent via mail or courier to the attention of Linda Powell at Isis' corporate offices, located at 2292 Faraday Avenue, Carlsbad, California 92008. Notices will also be accepted via facsimile. Linda Powell's direct facsimile number is (760) 603-4650. If you do elect to return this Notice and a new Election Form via facsimile, please provide us with original executed copies of both documents as soon as possible. If you have questions regarding the process for returning this Notice, please contact Linda Powell via email at lpowell@isisph.com or via telephone at (760) 603-2471.

To Isis:

I previously received a copy of the Offer to Exchange (dated April 7, 2003), the cover letter, the Summary of Terms and an Election Form. I signed and returned the Election Form, in which I elected to reject Isis' Offer to Exchange. I now wish to change that election, and accept Isis' Offer to Exchange. I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer to Exchange instead.

I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Linda Powell at Isis' corporate offices, located at 2292 Faraday Avenue, Carlsbad, California 92008 before 12:00 a.m., Pacific Daylight Time, on Thursday, May 8, 2003, or if Isis extends the deadline to exchange options, before the extended expiration of the Offer.

I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

I accept the offer to exchange options as indicated in the Election Form completed as of the date hereof.

Optionee Signature	Date
Name (Please print)

Isis hereby agrees and accepts this Notice of Change in Election from Accept to Reject, and such acceptance will be binding on Isis' successors, assigns and legal representatives:

ISIS PHARMACEUTICALS, INC.

By	Date
Title

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  Exhibit 99.(a)(1)(F)
NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT